Exhibit 99.1

NEWS RELEASE
CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES $350 MILLION CREDIT FACILITY

HOUSTON, TX, October 07, 2014 - Stage Stores, Inc. (NYSE: SSI) today announced that it has entered into an amended and restated $350 million senior secured revolving credit facility (the “Credit Facility”) that will mature on October 06, 2019. The Credit Facility replaces the Company’s former $250 million senior secured revolving credit facility, which was set to mature on June 30, 2016. The Credit Facility (i) increases availability to $300 million, with a seasonal increase to $350 million, (ii) provides better pricing terms, and (iii) extends the maturity date. Borrowings under the Credit Facility may be used for working capital and general corporate purposes, as well as to finance capital expenditures and to support the Company’s letters of credit requirements. Wells Fargo Capital Finance is the Administrative and Collateral Agent, JPMorgan Chase Bank, N.A. and Regions Bank are the Co-Documentation Agents, Bank of America, N.A. is the Syndication Agent, and Wells Fargo Capital Finance, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Regions Bank are the Joint Lead Arrangers and Joint Bookrunning Managers. The lenders are Wells Fargo Capital Finance, JPMorgan Chase Bank, N.A., Regions Bank and Bank of America, N.A.

Michael Glazer, President and Chief Executive Officer, commented, “The $350 million credit facility, combined with our existing cash position and positive cash flows, provides us with enhanced liquidity as we pursue our strategic growth plans. This transaction also shows the confidence that our banking partners have in Stage Stores and we greatly appreciate their support.”

Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles and Stage trademarks, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company currently operates 852 stores in 40 states. The Company also has an eCommerce website. For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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